Exhibit 99.1

NEWS RELEASE

Geokinetics Reports Third Quarter 2011 Financial Results

HOUSTON, TEXAS — November 14, 2011 — Geokinetics Inc. (NYSE Amex: GOK) today reported a loss applicable to common shareholders for the quarter ended September 30, 2011 of $44.4 million or $2.44 per basic and diluted share.  This compares to a loss applicable to common shareholders of $38.6 million, or $2.18 per basic and diluted share, for the quarter ended September 30, 2010.  Consolidated revenues for the three months ended September 30, 2011 totaled $206.0 million compared to $134.0 million for the comparable period in 2010, an increase of 54%.  Results for the quarter ended September 30, 2011 include a $40.0 million preliminary goodwill impairment charge, a $22.4 million gain from a change in the fair value of derivative liabilities and a pre-tax gain of $5.6 million related to the sale of a subsidiary that held a royalty interest in a Colombian oil and gas property.  The goodwill impairment charge represents the Company’s best estimate within the range of the estimated impairment loss; however, the Company expects to finalize its goodwill impairment analysis during the fourth quarter of 2011, which could result in an upward adjustment to the impairment charge already recorded.  Adjusted EBITDA (a non-GAAP financial measurement, defined below) increased to $36.9 million from $0.8 million for the same period of 2010.  Furthermore, backlog increased 3% sequentially to $761 million as of September 30, 2011.  The Company anticipates that approximately 29% of the backlog at September 30, 2011 will be completed in 2011 and 50% will be completed in 2012, with the remaining amount to be completed in 2013 and 2014.

Commentary

Richard F. Miles, President and Chief Executive Officer, commented, “Operating results improved on an annual and sequential basis across all business segments during the third quarter.  The improvements were primarily attributable to increased contribution from the multi-client data library business in the United States and higher asset utilization in certain international regions.  Despite these improvements, quarterly results were negatively impacted by start-up delays in Australia and the liftboat incident in the Bay of Campeche.  We recently received approval to restart the ocean-bottom-cable project in the Bay of Campeche, pending completion of vessel audits currently underway.  As such, recording is expected to recommence before the end of this month; however, due to the costs associated with the restart, we expect this project to negatively impact adjusted EBITDA in the fourth quarter.”

Geokinetics Inc. and Subsidiaries

Summary of Results

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue:
North America data acquisition	$80,253	$57,620	$207,496	$135,981
International data acquisition	123,519	74,491	325,288	216,585
Data processing	4,129	2,464	10,537	8,785
Eliminations	(1,849)	(555)	(4,084)	(2,035)
Total revenue	$206,052	$134,020	$539,237	$359,316

Operating Loss	(52,102)	(25,603)	(101,536)	(72,852)

Net Loss	(42,105)	(36,249)	(110,312)	(102,797)
Preferred stock dividends and accretion costs	(2,333)	(2,317)	(6,807)	(6,525)
Loss applicable to common stockholders	$(44,438)	$(38,566)	$(117,119)	$(109,322)

For basic and diluted shares:
Loss per common share	$(2.44)	$(2.18)	$(6.52)	$(6.31)

Adjusted EBITDA (as defined below)	$36,920	$757	$64,815	$(2,290)

Third Quarter 2011 Financial and Operating Highlights

North America Data Acquisition

•                  North America seismic data acquisition and multi-client data library sales revenues for the three months ended September 30, 2011 totaled $80.3 million compared to $57.6 million for the same period of 2010, an increase of 39%.  The increase in revenues was primarily the result of increased contribution from the multi-client data library business in the United States.  Multi-client data library licensing revenues totaled $38.8 million and $15.4 million for the three months ended September 30, 2011 and 2010, respectively, representing an increase of $23.4 million or 152%.

•                  Gross margin for the North America Data Acquisition segment was 56.7% for the quarter ended September 30, 2011, an increase from 32.0% for the comparable period of 2010.

•                  Backlog for the North American Data Acquisition segment at September 30, 2011 was $179 million, an increase of 43% sequentially.  Of the current backlog for this segment, $53 million is attributable to the multi-client business in the United States.  The Company expects to realize approximately 41% of the current backlog in this segment in the fourth quarter of 2011, which includes an estimated 46% of the multi-client backlog.

International Data Acquisition

•                  International seismic data acquisition revenues for the three months ended September 30, 2011 totaled $123.5 million, an increase of 66% from revenue of $74.5 million for the comparable period of 2010.  The increase in revenues was primarily attributed to increased activity due to improved market conditions or changes in the types of surveys performed in Malaysia, Brunei, Australia, Angola, Brazil, Bolivia and Mexico partially offset by a decrease in activity or changes in the types of surveys performed in Indonesia, Libya, Gabon, Cameroon, Colombia, Peru and Trinidad.

•                  Gross margin for the International Data Acquisition segment was 9.5% for the quarter ended September 30, 2011, an increase from 3.2% for the same period of 2010.

•                  Backlog for the International Data Acquisition segment at September 30, 2011 was $573 million, a decrease of 6% sequentially.  Of the current backlog for this segment, $340 million, or 59%, is with national oil companies (NOCs) or partnerships including NOCs.  Moreover, $255 million of the backlog for this segment is in shallow water transition zones and ocean-bottom-cable environments.  The Company expects to realize approximately 25% of the current backlog in this segment in the fourth quarter of 2011.

Data Processing & Integrated Reservoir Geoscience

•                  Data processing and integrated reservoir geoscience revenues increased 64% to $4.1 million for the three months ended September 30, 2011, from $2.5 million for the same period of 2010, primarily as a result of improved pricing and increased volume.

•                  Gross margin for the Data Processing & Integrated Reservoir Geoscience segment was 25.3% for the quarter ended September 30, 2011, an increase from 1.3% for the comparable period of 2010.

•                  Backlog for the Data Processing & Integrated Reservoir Geoscience segment at September 30, 2011 was $9 million, an increase of 7% sequentially.  The Company expects to realize approximately 45% of the current backlog in this segment in the fourth quarter of 2011.

Other Expenses

•                  General and administrative expense increased to $21.3 million, or 10% of revenues, during the third quarter when compared to $20.1 million, or 15% of revenues, for the same period of 2010.  The dollar increase was primarily the result of higher salary expenses partially offset by a decrease in contract services costs and certain professional fees.

•                  Depreciation and amortization expense for the three months ended September 30, 2011 totaled $49.0 million as compared to $26.4 million for the same period of 2010.  The increase was primarily the result of the expansion of the multi-client data library.  Amortization of multi-client data for the three months ended September 30, 2011 and September 30, 2010 was $32.0 million and $7.0 million, respectively.

Financial Condition

•                  Cash, cash equivalents and restricted cash totaled $55.8 million as of September 30, 2011, of which $2.1 million was restricted cash and approximately $19.5 million is designated for multi-client purposes.

•                  The Company’s liquidity position remains challenged primarily due to delays in project commencements, low international asset utilization and the suspension of the ocean-bottom-cable contract in Mexico due to the liftboat incident.  In response to these events, the Company is in the process of evaluating strategic alternatives and is initiating actions designed to improve the liquidity position by giving priority to generating cash flows while maintaining their long-term commitment to providing high quality seismic data acquisition services. For additional discussion of the risks associated with the Company’s high levels of indebtedness and current liquidity issues, please see the discussion under “Risk Factors” in the Company’s 2010 Form 10-K and in Item 1A of Form 10-Q for the period ending September 30, 2011.

•                  Capital expenditures for 2011 are currently estimated at approximately $30 million, $20.8 million of which was spent year-to-date as of September 30, 2011, which includes $6.7 million for capital leases.  In addition, 2011 multi-client data library investments are currently anticipated to be approximately $80 million, $63.9 million of which was spent year-to-date as of September 30, 2011.  All of the expected multi-client investments have pre-funding levels in excess of 90% of their anticipated cash costs.

Third Quarter 2011 Average Crew Count Review and Fourth Quarter 2011 Outlook

	3Q11	4Q11E
North America Data Acquisition
Land Proprietary	3.75	6.75
Land Multi-Client	4.75	2.75
	8.50	9.50

International Data Acquisition (including Mexico)
Land Proprietary	6.75	7.25
Shallow Water (Ocean-Bottom-Cable/Transition Zone)	3.25	2.50
	10.00	9.75

Total	18.50	19.25

Conference Call and Webcast Information

Geokinetics Inc. has scheduled a conference call for Tuesday, November 15, 2011, at 10:00 a.m. EST (9:00 a.m. CST).  To participate in the conference call, dial (866) 383-8119 for domestic callers, and (617) 597-5344 for international callers a few minutes before the call begins using pass code 46151973 and ask for the Geokinetics 3rd Quarter 2011 Earnings Conference Call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 21, 2011.

To access the replay, dial (888) 286-8010 for domestic callers or (617) 801-6888 for international callers, in both cases using pass code 78905096.

The webcast may be accessed online through Geokinetics’ website at http://www.geokinetics.com in the Investors section.  A webcast archive will also be available at http://www.geokinetics.com shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Scott Zuehlke, Director of Investor Relations, by dialing 713-850-7600 or by email at scott.zuehlke@geokinetics.com.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to its international and North American clients. For more information on Geokinetics, visit http://www.geokinetics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company’s reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Geokinetics Inc. and Subsidiaries

GAAP Reconciliation

(In thousands, except per share amounts)

(Unaudited)

The Company defines Adjusted EBITDA as Net Income (Loss) before Interest, Taxes, Other Income (Expense) (including foreign exchange gains/losses, loss on early redemption of debt, gains/losses from changes in fair value of derivative liabilities and other income/expense), Goodwill Impairment and Depreciation and Amortization.  “Adjusted EBITDA”, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of financial performance calculated in accordance with Generally Accepted Accounting Principles (GAAP).  Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by or used in operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  See below for reconciliation from Loss Applicable to Common Stockholders to Adjusted EBITDA amounts referred to above:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Loss applicable to common stockholders	$(44,438)	$(38,566)	$(117,119)	$(109,322)
Preferred stock dividends and accretion costs	2,333	2,317	6,807	6,525
Net loss	(42,105)	(36,249)	(110,312)	(102,797)
Provision for income taxes	1,882	311	4,710	2,625
Interest expense, net of interest income	10,951	9,560	35,041	28,578
Other (income) expense, net (as defined above)	(22,830)	775	(30,975)	(1,258)
Goodwill impairment	40,000	—	40,000	—
Depreciation and amortization(1)	49,022	26,360	126,351	70,562
Adjusted EBITDA	$36,920	$757	$64,815	$(2,290)

(1)          Includes $32.0 million, $7.0 million, $71.4 million and $17.4 million, respectively, in amortization expense related to multi-client data library.

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$53,653	$42,851
Accounts receivable, net	158,509	165,323
Other current assets	45,834	44,511
Total current assets	257,996	252,685

Property and equipment, net	226,935	266,404
Goodwill	92,376	131,299
Multi-client data library, net	50,151	53,212
Other assets, net	22,850	21,564
Total assets	$650,308	$725,164

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$78,696	$65,417
Other accrued and current liabilities	154,068	142,862
Total current liabilities	232,764	208,279

Long-term debt and capital lease obligations, net of current portion	349,945	319,284
Mandatorily redeemable preferred stock	51,021	45,265
Other liabilities	24,948	55,562
Total liabilities	658,678	628,390

Mezzanine equity:
Preferred stock, Series B Senior Convertible, $10.00 par value; 2,500,000 shares authorized, 343,082 shares issued and outstanding at September 30, 2011 and 319,174 shares issued and outstanding at December 31, 2010	80,995	74,987

Stockholders’ equity (deficit)	(89,365)	21,787
Total liabilities, mezzanine and stockholders’ equity	$650,308	$725,164

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Total revenue	$206,052	$134,020	$539,237	$359,316

Expenses:
Direct operating expenses	147,811	113,171	418,998	300,444
Depreciation and amortization	49,022	26,360	126,351	70,562
General and administrative	21,321	20,092	55,424	61,162
Goodwill impairment	40,000	—	40,000	—
Total expenses	258,154	159,623	640,773	432,168

Loss from operations	(52,102)	(25,603)	(101,536)	(72,852)

Other income (expense):
Interest expense, net	(10,951)	(9,560)	(35,041)	(28,578)
Gain (loss) from change in fair value of derivative liabilities	22,409	(3,454)	31,381	1,370
Other, net	421	2,679	(406)	(112)
Total other income (expense), net	11,879	(10,335)	(4,066)	(27,320)

Loss before income taxes	(40,223)	(35,938)	(105,602)	(100,172)

Provision for income taxes	1,882	311	4,710	2,625

Net Loss	(42,105)	(36,249)	(110,312)	(102,797)

Preferred stock dividends and accretion costs	(2,333)	(2,317)	(6,807)	(6,525)

Loss applicable to common stockholders	$(44,438)	$(38,566)	$(117,119)	$(109,322)

For Basic and Diluted Shares:
Loss per common share	$(2.44)	$(2.18)	$(6.52)	$(6.31)
Weighted average common shares outstanding	18,225	17,698	17,964	17,337

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
OPERATING ACTIVITIES
Net loss	$(110,312)	$(102,797)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	126,351	70,562
Goodwill impairment	40,000	—
Loss on prepayment of debt, amortization of deferred financing costs, and accretion of debt discount	4,789	5,613
Change in fair value of derivative liabilities	(31,381)	(1,370)
Other, net	(1,979)	2,680
Changes in operating assets and liabilities:
Changes in operating assets	2,598	55,109
Changes in operating liabilities	29,518	9,193
Net cash provided by operating activities	59,584	38,990

INVESTING ACTIVITIES
Investment in multi-client data library	(63,888)	(30,637)
Acquisition of PGS Onshore, net of cash acquired	—	(180,832)
Purchases and acquisition of property and equipment	(14,031)	(40,999)
Change in restricted cash held for purchase of PGS Onshore	—	303,803
Other, net	5,972	(2,085)
Net cash provided by (used in) investing activities	(71,947)	49,250

FINANCING ACTIVITIES
Proceeds from issuance of debt	60,348	26,000
Payments on debt	(33,000)	(44,864)
Other, net	(4,183)	(25,780)
Net cash provided by (used in) financing activities	23,165	(44,644)

Net increase in cash	10,802	43,596
Cash at beginning of year	42,851	10,176
Cash at end of period	$53,653	$53,772

Supplemental disclosures of cash flow information:
Cash disclosures:
Interest paid	$18,499	$15,355
Income taxes paid	4,144	11,386
Non-cash disclosures:
Capitalized depreciation on multi-client data library	4,491	709
Purchases of property and equipment under capital lease obligations	6,743	—
Deferred financing costs paid in common stock	3,980	—

Contact:

Scott M. Zuehlke

Director of Investor Relations

Geokinetics

(713) 850-7600